Exhibit 10.18

AirBed & Breakfast, Inc.

19 Rausch St., Ste C

San Francisco, CA 94103

July 13, 2008

Nate Blecharczyk

Re:	Offer of Employment by AirBed & Breakfast Inc.

Dear Nate:

I am very pleased to confirm our offer to you of employment with AirBed & Breakfast Inc., a Delaware corporation (the “Company”). You will hold the position of Chief Financial Officer. In this positions you will report to and serve at the pleasure of the Board of Directors. You will also be appointed as a member of the Board of Directors.

The terms of our offer and the benefits currently provided by the Company are as follows:

1. Starting Salary. Your initial starting salary will be $60,000 Dollars per year (less normal payroll deductions and withholding) for full-time employment with the Company (i.e., at least 40 hours per week) (your, “Initial Salary”) upon the Company’s completion of an equity financing transaction with aggregate proceeds to the Company of at least $100,000 Dollars (the “Financing”)(collectively, your “Increased Salary”, and together with your Initial Salary, your “Salary”).

Notwithstanding the foregoing, the payment of your Salary in excess of the legally permissible minimum wage will be deferred until the Company’s completion of the Financing. The unpaid portion of your Salary will accrue from the date that you commence employment with the Company through the date of the Financing, at which time you will receive a lump sum payment of all then accrued and unpaid Salary. Your compensation will be reviewed annually by the Board of Directors.

2. Benefits. In addition, you will be eligible to participate in regular health insurance, bonus and other employee benefit plans that the Company may establish for its employees from time to time. Except as expressly provided herein, the Company reserves the right to change or otherwise modify, in its sole discretion, the preceding terms of employment, as well as any of the terms set forth herein at any time in the future.

3. Confidentiality. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you will need to sign the Company’s standard “Employee Invention Assignment and Confidentiality Agreement”, attached hereto as Exhibit A, as a condition of your employment. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or academic or research institution or to violate any other obligations you may have to any former employer. During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. You represent that your signing of this offer letter, agreement(s) concerning restricted common stock and/or stock options granted to you, if any, and the Company’s Employee Invention Assignment and Confidentiality Agreement and your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers.

4. At-Will Employment. While we look forward to a long and profitable relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with our without cause. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. Any modification or change in your at-will employment status may only occur by way of a written employment agreement signed by you and the President of the Company.

5. Severance.

5.1 Severance Payment. In the event that your employment with the Company is terminated without Cause (as defined in your Founder’s Restricted Stock Purchase Agreement dated as of July 13, 2008 (the “Founder’s Agreement”)) or you voluntarily terminate your employment with the Company due to Constructive Termination (as defined in your Founder’s Agreement), then, the Company will pay you on the date of termination in a single lump sum payment an amount equal to three (3) months of your then-current salary (less any withholding or other deductions), plus three months of benefit continuation, in addition to any other benefits set forth in your Founder’s Agreement.

5.2 Release. Notwithstanding anything to the contrary herein, the severance and other benefits provided under the Founder’s Agreement and Section 5 are conditioned upon your delivering to the Company, and not revoking, a signed settlement agreement and general release in favor of the Company and its stockholders, officers, directors, employees, agents and representatives in a form reasonable acceptable to the Company.

6. Authorization to Work. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our personnel office.

7. Successors, Binding Agreement. This Agreement shall not automatically be terminated by the voluntary or involuntary dissolution of the Company or by any merger or consolidation, whether or not the Company is the surviving or resulting corporation, or upon any transfer of all or substantially all of the assets of the Company. In the event of any such merger, consolidation or transfer of assets, the provisions of this Agreement shall bind and inure to the benefit of the surviving or resulting corporation, or the corporation to which such assets shall have been transferred, as the case may be; provided, however, that the Company will require any successor to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to you, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

8. Arbitration. You and the Company shall submit to mandatory and exclusive binding arbitration of any controversy or claim arising out of, or relating to, this Agreement or any breach hereof, provided, however, that the parties retain their right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties. Such arbitration shall be governed by the Federal Arbitration Act and conducted through the American Arbitration Association in the State of California, San Francisco County, before a single neutral arbitrator, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at that time. The parties may conduct only essential discovery prior to the hearing, as defined by the AAA arbitrator. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based. You shall bear only those costs of arbitration you would otherwise bear had you brought a claim covered by this Agreement in court. Judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

9. Indemnification. The Company shall indemnify you to the fullest extent possible under Delaware corporate law (through entry into the form of Company indemnification agreement entered into by other directors of the Company) for any acts, omissions, or breaches of fiduciary duty alleged to have been committed or actually committed by you while an officer or director of the Company.

10. Miscellaneous. This Agreement shall be construed and enforced in accordance with the laws of the State of California without giving effect to California’s choice of law rules. No waiver of any term of this Agreement constitutes a waiver of any other term of this Agreement. This Agreement may be amended only in writing by an agreement specifically referencing this Agreement which is signed by both you and the Company. In the event that a court or other trier of fact invalidates one or more terms of this Agreement, all the other terms of this Agreement shall remain valid and enforceable.

11. Acceptance. This offer will remain open until July     , 2008. If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this letter in the space indicated and return it to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter and the attached documents, if any. Should you have anything else that you wish to discuss, please do not hesitate to call me.

We look forward to the opportunity to welcome you to the Company.

Very truly yours,

/s/ Brian Chesky
Brian Chesky, President and CEO

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ Nate Blecharczyk Nate Blecharczyk	Date signed:	7/31/08

Attachments

Exhibit A:	Employee Invention Assignment and Confidentiality Agreement